SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):   May 8, 2001

        SIBONEY CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Maryland (State or Other Jurisdiction of Incorporation)	1-3952 (Commission File Number)	73-0629975 (IRS Employer Identification No.)

325 North Kirkwood Road, Suite 310 P.O. Box 221029, St. Louis, Missouri (Address of Principal Executive Offices)	63122 (Zip Code)

(314) 822-3163 (Registrant's telephone number, including area code)
(Former name or former address, if changed since last report.)

ITEM 9.    Regulation FD Disclosure

        On May 8, 2001, Siboney Corporation issued a press release announcing acquisition of the publishing assets of The Denali Project. The text of the announcement is attached hereto as Exhibit 99.1.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 8, 2001

SIBONEY CORPORATION

By: /s/ Timothy J. Tegeler Timothy J. Tegeler President

EXHIBIT INDEX

Exhibit No.	Description

99.1	Text of Press Release, dated May 8, 2001, issued by Siboney Corporation

EXHIBIT 99.1

Siboney Corporation Announces Purchase of The Denali Project

ST. LOUIS – (BUSINESS WIRE) – May 8, 2001 – Siboney Corporation (OTC BB: SBON) announced that Siboney Learning Group, its wholly owned subsidiary, has completed the purchase of the publishing assets of The Denali Project, effective May 7, 2001.

The Denali Project, based in Lansing, Michigan, has published Summit Software, a comprehensive instructional software program with over 900 integrated reading and mathematics lessons for grades 3-8 with management and reporting for teachers. After almost four years of development and testing, the product has been very well received by its early users.

Bodie Marx, President of Siboney Learning Group, stated, “We are the perfect home for The Denali Project. We believe there is room for a structured comprehensive software program in our growing portfolio of products that we can sell through our existing sales channels. Because Summit Software is written in Java, we can easily web enable it and deliver it over the Internet to our customers who are looking for web-based delivery. We also have great respect for the development and web-enabling team at Denali, led by Mike Connick, that we will maintain as an ongoing development group in Lansing. In short, we have acquired lots of under marketed content that we can sell and a team that can help us forge into the future.”

Siboney Learning Group is a fast growing publisher of educational software for schools. Its product lines include GAMCO, Orchard: Teacher's Choice Software, Teacher Support Software and Educational Activities Software.

Any forward looking statement is necessarily subject to significant uncertainties and risks. The words “believes”, “anticipates”, “intends”, “expects” and similar expressions are intended to identify forward looking statements. Actual results could be materially different. The Company undertakes no obligation to publicly release the results of any revisions to these forward looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

CONTACT:

Siboney, Corp., St. Louis

Bodie Marx, 314/909-1670 ext. 110

www.siboney.com